Exhibit 99.1

ERHC Energy Inc. Announces the Passing Away of Director Clement Nwizubo

HOUSTON, July 8, 2009 - ERHC Energy Inc. (OTCBB: ERHE), a publicly traded American company with oil and gas assets in the highly prospective Gulf of Guinea off the coast of West Africa, today reported that its director, Clement Nwizubo, has passed away. . He had served as director of the Company from 2006 until his death.

"Mr. Nwizubo was an extraordinarily hardworking and dedicated professional.  As a director of ERHC Energy, he   conducted himself with the utmost integrity and highest regard for the interests of the Company's shareholders," said chief operating officer Peter Ntephe. "Clement served as a member of all of our Board Committees, and over the past few years provided great leadership and direction as Chairman of our Audit Committee. We will sorely miss his guidance, support and ebullient presence."

"I speak for all of our directors and employees when I say that we have lost a close friend. Our thoughts are with his wife and his family to whom we extend our deepest condolences." Mr. Ntephe concluded.

The Company will seek to add another director to replace Clement.

About ERHC Energy

ERHC Energy Inc. is a Houston-based independent oil and gas company focused on growth through high impact exploration in the highly prospective Gulf of Guinea and the development of undeveloped and marginal oil and gas fields. ERHC is committed to creating and delivering significant value for its shareholders, investors and employees, and to sustainable and profitable growth through risk balanced smart exploration, cost efficient development and high margin production. For more information, visit www.erhc.com.